Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CRA International, Inc.:

We consent to the use of our reports dated February 10, 2011, with respect to the consolidated balance sheets of CRA International, Inc. and subsidiaries as of January 1, 2011, November 27, 2010, and November 28, 2009, and the related consolidated statements of operations, cash flows, and shareholders’ equity for the five-week period ended January 1, 2011 and for each of the fiscal years in the three-year period ended November 27, 2010, and the effectiveness of internal control over financial reporting as of January 1, 2011, incorporated by reference herein.  As discussed in note 1 to the consolidated financial statements, CRA International, Inc. adopted ASC Topic 470-20, Debt (formerly FASB Staff Position No. Accounting Principles Board Opinion 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), effective November 29, 2009.

/s/ KPMG LLP

Boston, Massachusetts
March 12, 2012